Exhibit 10.2

VOTING AND EXCHANGE TRUST AGREEMENT

THIS AGREEMENT made as of the 26th day of February, 2015.

AMONG:

BIONIK LABORATORIES CORP. (formerly known as DRYWAVE Technologies Inc.)
a corporation existing under the laws of the State of Delaware
(hereinafter referred to as “Bionik US”)

- and -

BIONIK LABORATORIES INC.,
a company existing under the laws of Canada
(hereinafter referred to as the “Corporation”)

- and -

COMPUTERSHARE TRUST COMPANY OF CANADA,
a trust company incorporated under the laws of Canada
(hereinafter referred to as the “Trustee”)

RECITALS:

A	In connection with (i) a private placement offering of a minimum of 7,500,000 units and a maximum of 16,000,000 units of Bionik US (each unit consisting of one (1) share of common stock of Bionik US and one (1) warrant to purchase one (1) share of common stock of Bionik US) and a “reverse takeover” (or similar transaction) of Bionik US by the shareholders of the Corporation (the “Unit Offering”) and (ii) the articles of amendment of the Corporation dated February 26, 2015 (“Articles of Amendment”), Exchangeable Shares are to be issued to the holders of common shares of the Corporation pursuant to the Articles of Amendment.

B	Bionik US and the Corporation have agreed to enter into this agreement in connection with the Unit Offering and the issuance of Exchangeable Shares.

C	The foregoing recitals are made as representations and statements of fact by the Corporation and Bionik US and not by the Trustee.

In consideration of the foregoing and the mutual agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the parties agree as follows:

Article 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this agreement, each initially capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Share Provisions”) attaching to the Exchangeable Shares as set out in the Articles of Amendment and the following terms shall have the following meanings:

“Authorized Investments” means short term interest-bearing or discount debt obligations issued or guaranteed by the Government of Canada or any province thereof or a Canadian chartered bank (which may include an affiliate or related party of the Trustee), maturing not more than one year from the date of investment, provided that each such obligation is rated at least RI (middle) by DBRS Inc. or any equivalent rating by Canadian Bond Rating Service.

“Automatic Exchange Right” means the benefit of the obligation of Bionik US to effect the automatic exchange of Exchangeable Shares for Bionik US Shares pursuant to Section 5.12.

“Beneficiaries” means the registered holders from time to time of Exchangeable Shares, other than Bionik US and any subsidiary of Bionik US.

“Beneficiary Votes” has the meaning ascribed thereto in Section 4.2(a).

“Bionik US Consent” has the meaning ascribed thereto in Section 4.2(a).

“Bionik US Meeting” has the meaning ascribed thereto in Section 4.2(a).

“Bionik US Special Voting Share” means the special voting share in the capital of Bionik US which entitles the holder of record to a number of votes at meetings of holders of Bionik US Shares equal to the number of Exchangeable Shares outstanding from time to time (excluding Exchangeable Shares held by Bionik US and any subsidiary of Bionik US), which share is to be issued to and voted by, the Trustee as described herein.

“Bionik US Successor” has the meaning ascribed thereto in Section 10.1(a).

“Board of Directors” means the Board of Directors of the Corporation.

“Exchange Right” has the meaning ascribed thereto in Section 5.1(a).

“Exchangeable Share Consideration” has the meaning ascribed thereto in Section 5.4.

“Exchangeable Shares” means the exchangeable shares in the capital of the Corporation as more particularly described in Appendix 1 to the Articles of Amendment.

“including” means “including without limitation” and “includes” means “includes without limitation”.

“Indemnified Parties” has the meaning ascribed thereto in Section 8.1(a).

“Insolvency Event” means (i) the institution by the Corporation of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of the Corporation to the institution of bankruptcy, insolvency or winding-up proceedings against it, or (ii) the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by the Corporation to contest in good faith any such proceedings commenced in respect of the Corporation within thirty (30) days of becoming aware thereof, or the consent by the Corporation to the filing of any such petition or to the appointment of a receiver, or (iii) the making by the Corporation of a general assignment for the benefit of creditors, or the admission in writing by the Corporation of its inability to pay its debts generally as they become due, or (iv) the Corporation not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6(6) of the Share Provisions.

“Liquidation Event” has the meaning ascribed thereto in Subsection 5.12(b).

“Liquidation Event Effective Date” has the meaning ascribed thereto in Subsection 5.12(c).

“List” has the meaning ascribed thereto in Section 4.6.

“Officer’s Certificate” means, with respect to Bionik US or the Corporation, as the case may be, a certificate signed by any officer or director of Bionik US or the Corporation, as the case may be.

“Privacy Laws” has the meaning ascribed thereto in Section 6.19.

“Support Agreement” means that certain support agreement of even date herewith between the Corporation, Acquireco and Bionik US, as may be amended from time to time in accordance with the terms of the Support Agreement.

“Trust” means the trust created by this agreement.

“Trust Estate” means the Bionik US Special Voting Share, any other securities, the Automatic Exchange Right, the Exchange Right and any money or other property which may be held by the Trustee from time to time pursuant to this agreement.

“Trustee” means Computershare Trust Company of Canada and, subject to the provisions of Article 9, includes any successor trustee.

“Voting Rights” means the voting rights attached to the Bionik US Special Voting Share.

1.2	Interpretation Not Affected by Headings, etc.

The division of this agreement into Articles, Sections, Subsections and other portions and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this agreement. Unless otherwise specified, references to an “Article” or “Section” or “Subsection” refer to the specified Article, Section or Subsection of this agreement.

1.3	Number, Gender, etc.

Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4	Date for any Action

If any date on which any action is required to be taken under this agreement is not a business day, such action shall be required to be taken on the next succeeding business day.

Article 2
PURPOSE OF AGREEMENT

2.1	Establishment of Trust

The purpose of this agreement is to create the Trust for the benefit of the Beneficiaries as herein provided. Bionik US, as the settlor of the Trust, hereby appoints the Trustee as trustee of the Trust. The delivery by Bionik US of $1.00 for the purpose of settling the Trust is hereby acknowledged by the Trustee. The Trustee shall hold the Bionik US Special Voting Share in order to enable the Trustee to exercise the Voting Rights and shall hold the Automatic Exchange Right and the Exchange Right in order to enable the Trustee to exercise such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this agreement.

Article 3
bionik us SPECIAL VOTING SHARE

3.1	Issue and Ownership of the Bionik US Special Voting Share

Immediately following execution of this agreement, Bionik US shall issue to the Trustee the Bionik US Special Voting Share (and shall deliver the certificate representing such share to the Trustee) to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this agreement. Bionik US hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of $1.00 and other good and valuable consideration (and the adequacy thereof) for the issuance of the Bionik US Special Voting Share by Bionik US to the Trustee. During the term of the Trust and subject to the terms and conditions of this agreement, the Trustee shall possess and be vested with full legal ownership of the Bionik US Special Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the Bionik US Special Voting Share provided that the Trustee shall:

(a)	hold the Bionik US Special Voting Share and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this agreement; and

(b)	except as specifically authorized by this agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the Bionik US Special Voting Share and the Bionik US Special Voting Share shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this agreement.

3.2	Legended Share Certificates

The Corporation shall cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of their right to instruct the Trustee with respect to the exercise of the portion of the Voting Rights in respect of the Exchangeable Shares of the Beneficiaries.

3.3	Safe Keeping of Certificate

The certificate representing the Bionik US Special Voting Share shall at all times be held in safe keeping by the Trustee or its duly authorized agent.

Article 4
EXERCISE OF VOTING RIGHTS

4.1	Voting Rights

The Trustee, as the holder of record of the Bionik US Special Voting Share, shall be entitled to all of the Voting Rights, including the right to vote in person or by proxy attaching to the Bionik US Special Voting Share on any matters, questions, proposals or propositions whatsoever that may properly come before the shareholders of Bionik US at a Bionik US Meeting. The Voting Rights shall be and remain vested in and exercised by the Trustee subject to the terms of this agreement. Subject to Section 6.15:

(a)	the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries on the record date established by Bionik US or by applicable law for such Bionik US Meeting or Bionik US Consent who are entitled to instruct the Trustee as to the voting thereof; and

(b)	to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled, the Trustee shall not exercise or permit the exercise of such Voting Rights.

4.2	Number of Votes

(a)	With respect to all meetings of shareholders of Bionik US at which holders of Bionik US Shares are entitled to vote (each, a “Bionik US Meeting”) and with respect to all written consents sought from shareholders of Bionik US, including holders of the Bionik US Shares (each, a “Bionik US Consent”), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise for each Exchangeable Share owned of record by a Beneficiary on the record date established by Bionik US or by applicable law for such Bionik US Meeting or Bionik US Consent, as the case may be (collectively, the “Beneficiary Votes”), in respect of each matter, question, proposal or proposition to be voted on at such Bionik US Meeting or consented to in connection with such Bionik US Consent, a pro rata number of Voting Rights determined by reference to the total number of outstanding Exchangeable Shares not owned by Bionik US and its subsidiaries on the record date established by Bionik US or by applicable law for such Bionik US Meeting or Bionik US Consent.

(b)	The aggregate Voting Rights on a poll at a Bionik US Meeting or in connection with a Bionik US Consent, shall consist of a number of votes equal to one vote per outstanding Exchangeable Share from time to time not owned by Bionik US and its subsidiaries on the record date established by Bionik US or by applicable law for such Bionik US Meeting or Bionik US Consent, and for which the Trustee has received voting instructions from the Beneficiary.

(c)	Pursuant to the terms of the Special Voting Share, the Trustee or its proxy is entitled on a vote on a show of hands to one vote in addition to any votes which may be cast by a Beneficiary (or its nominee) on a show of hands as proxy for the Trustee. Any Beneficiary who chooses to attend a Bionik US Meeting in person, and who is entitled to vote in accordance with Section 4.8(b), shall be entitled to one vote on a show of hands.

4.3	Mailings to Shareholders

(a)	With respect to each Bionik US Meeting, the Trustee shall use its reasonable efforts promptly to mail or cause to be mailed (or otherwise communicate in the same manner as Bionik US utilizes in communications to holders of Bionik US Shares subject to applicable regulatory requirements and provided that such manner of communications is reasonably available to the Trustee) to each of the Beneficiaries named in the List, such mailing or communication to commence wherever practicable on the same day as the mailing or notice (or other communication) with respect thereto is commenced by Bionik US to its shareholders:

(i)	a copy of such notice, together with any related materials, including any circular or information statement or listing particulars, to be provided to shareholders of Bionik US;

(ii)	a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such Bionik US Meeting or, pursuant to Section 4.7, to attend such Bionik US Meeting and to exercise personally the Beneficiary Votes thereat;

(iii)	a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

(A)	a proxy to such Beneficiary or his, her or its designee to exercise personally the Beneficiary Votes; or

(B)	a proxy to a designated agent or other representative of Bionik US to exercise such Beneficiary Votes;

(iv)	a statement that if no such instructions are received from the Beneficiary, the Beneficiary Votes to which such Beneficiary is entitled will not be exercised;

(v)	a form of direction whereby the Beneficiary may so direct and instruct the Trustee as contemplated herein; and

(vi)	a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a Bionik US Meeting shall not be earlier than the close of business on the fourth business day prior to such meeting, and of the method for revoking or amending such instructions.

(b)	The materials referred to in this Section 4.3 shall be provided to the Trustee by Bionik US, and the materials referred to in Subsection 4.3(a)(iii), Subsection 4.3(a)(v) and Subsection 4.3(a)(vi) shall (if reasonably practicable to do so) be subject to reasonable comment by the Trustee in a timely manner. Subject to the foregoing, Bionik US shall ensure that the materials to be provided to the Trustee are provided in sufficient time to permit the Trustee to comment as aforesaid and to send all materials to each Beneficiary at the same time as such materials are first sent to holders of Bionik US Shares. Bionik US agrees not to communicate with holders of Bionik US Shares with respect to the materials referred to in this Section 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. Notwithstanding the foregoing, Bionik US may at its option exercise the duties of the Trustee to deliver copies of all materials to all Beneficiaries as required by this Section 4.3 so long as in each case Bionik US delivers a certificate to the Trustee stating that Bionik US has undertaken to perform the obligations set forth in this Section 4.3.

(c)	For the purpose of determining Beneficiary Votes to which a Beneficiary is entitled in respect of any Bionik US Meeting, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by Bionik US or by applicable law for purposes of determining shareholders entitled to vote at such Bionik US Meeting. Bionik US shall notify the Trustee of any decision of the board of directors of Bionik US with respect to the calling of any Bionik US Meeting and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this Section 4.3.

4.4	Copies of Shareholder Information

Bionik US shall deliver to the Trustee copies of all proxy materials (including notices of Bionik US Meetings but excluding proxies to vote Bionik US Shares), information statements, reports (including all interim and annual financial statements) and other written communications that, in each case, are to be distributed by Bionik US from time to time to holders of Bionik US Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send or cause to send those materials to each Beneficiary at the same time as such materials are first sent to holders of Bionik US Shares. The Trustee shall mail or otherwise send to each Beneficiary, at the expense of Bionik US, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Bionik US) received by the Trustee from Bionik US contemporaneously with the sending of such materials to holders of Bionik US Shares. The Trustee shall also make available for inspection by any Beneficiary at the Trustee’s principal office in Toronto all proxy materials, information statements, reports and other written communications that are:

(a)	received by the Trustee as the registered holder of the Bionik US Special Voting Share and made available by Bionik US generally to the holders of Bionik US Shares; or

(b)	specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Bionik US.

Notwithstanding the foregoing, Bionik US at its option may exercise the duties of the Trustee to deliver copies of all such materials to each Beneficiary as required by this Section 4.4 so long as in each case Bionik US delivers a certificate to the Trustee stating that Bionik US has undertaken to perform the obligations set forth in this Section 4.4.

4.5	Other Materials

As soon as reasonably practicable after receipt by Bionik US or shareholders of Bionik US (if such receipt is known by Bionik US) of any material sent or given by or on behalf of a third party to holders of Bionik US Shares generally, including dissident proxy and information circulars (and related information and material) and take-over bid and securities exchange take-over bid circulars (and related information and material), provided such material has not been sent to the Beneficiaries by or on behalf of such third party, Bionik US shall use its reasonable efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Trustee shall mail or otherwise send to each Beneficiary, at the expense of Bionik US, copies of all such materials received by the Trustee from Bionik US. The Trustee shall also make available for inspection by any Beneficiary at the Trustee’s principal office in Toronto copies of all such materials. Notwithstanding the foregoing, Bionik US at its option may exercise the duties of the Trustee to deliver copies of all such materials to each Beneficiary as required by this Section 4.5 so long as in each case Bionik US delivers a certificate to the Trustee stating that Bionik US has undertaken to perform the obligations set forth in this Section 4.5.

4.6	List of Persons Entitled to Vote

The Corporation shall, (a) prior to each annual, general and extraordinary Bionik US Meeting and (b) forthwith upon each request made at any time by the Trustee or Bionik US in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a Bionik US Meeting, at the close of business on the record date established by Bionik US or pursuant to applicable law or the by-laws of Bionik US for determining the holders of Bionik US Shares entitled to receive notice of and/or to vote at such Bionik US Meeting. Each such List shall be delivered to the Trustee and Bionik US promptly after receipt by the Corporation of such request or the record date for such meeting and in any event within sufficient time as to permit the Trustee to perform its obligations under this agreement. Bionik US agrees to give the Corporation notice (with a copy to the Trustee) of the calling of any Bionik US Meeting, together with the record date therefor, sufficiently prior to the date of the calling of such meeting so as to enable the Corporation to perform its obligations under this Section 4.6.

4.7	Entitlement to Direct Votes

Subject to Section 4.8 and Section 4.11, any Beneficiary named in a List prepared in connection with any Bionik US Meeting shall be entitled (a) to instruct the Trustee in the manner described in Section 4.3 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled or (b) to attend such meeting and personally exercise thereat, as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled.

4.8	Voting by Trustee and Attendance of Trustee Representative at Meeting

(a)	In connection with each Bionik US Meeting, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to Section 4.3, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions) other than any Beneficiary Votes that are the subject of Section 4.8(b); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to Section 4.3.

(b)	The Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each Bionik US Meeting. Upon submission by a Beneficiary (or its designee) named in the List prepared in connection with the relevant meeting of identification satisfactory to the Trustee’s representative, and at the Beneficiary’s request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either (i) has not previously given the Trustee instructions pursuant to Section 4.3 in respect of such meeting or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, the Beneficiary (or its designee) exercising such Beneficiary Votes in accordance with such proxy shall have the same rights in respect of such Beneficiary Votes as the Trustee to speak at the meeting in favour of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

4.9	Distribution of Written Materials

Any written materials distributed by the Trustee pursuant to this agreement shall be sent by mail (or otherwise communicated in the same manner as Bionik US utilizes in communications to holders of Bionik US Shares subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each Beneficiary at its address as shown on the books of the Corporation. Bionik US agrees not to communicate with holders of Bionik US Shares with respect to such written materials otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. The Corporation shall provide or cause to be provided to the Trustee for purposes of communication, on a timely basis and without charge or other expense:

(a)	a current List; and

(b)	upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this agreement.

The Corporation’s obligations under this Section 4.9 shall be deemed satisfied to the extent Bionik US exercises its option to perform the duties of the Trustee to deliver copies of materials to each Beneficiary and the Corporation provides the required information and materials to Bionik US.

4.10	Termination of Voting Rights

All of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall be deemed to be surrendered by the Beneficiary to Bionik US, as the case may be, and such Beneficiary Votes and the Voting Rights represented thereby shall cease immediately upon (i) the delivery by such holder to the Trustee of the certificates representing such Exchangeable Shares in connection with the occurrence of the automatic exchange of Exchangeable Shares for Bionik US Shares, as specified in Article 5 (unless Bionik US shall not have delivered the requisite Bionik US Shares issuable in exchange therefor to the Trustee pending delivery to the Beneficiaries), or (ii) the retraction or redemption of Exchangeable Shares pursuant to Section 6 or 7 of the Share Provisions, or (iii) the effective date of the liquidation, dissolution or winding-up of the Corporation pursuant to Section 5 of the Share Provisions, or (iv) the purchase of Exchangeable Shares from the holder thereof by Acquireco or Bionik US pursuant to the exercise by Acquireco or Bionik US of the Retraction Call Right, the Redemption Call Right, the Liquidation Call Right or the Change of Law Call Right.

4.11	Disclosure of Interest in Exchangeable Shares

The Trustee and/or the Corporation shall be entitled to require any Beneficiary or any person who the Trustee and/or the Corporation know or have reasonable cause to believe to hold any interest whatsoever in an Exchangeable Share to confirm that fact or to give such details as to whom has an interest in such Exchangeable Share as would be required (if the Exchangeable Shares were a class of “voting or equity securities” of the Corporation) under section 102.1 of the Securities Act (Ontario), as amended from time to time, or as would be required under the charter or organizational documents of Bionik US or any laws or regulations, or pursuant to the rules or regulations of any Agency, if the Exchangeable Shares were Bionik US Shares. If a Beneficiary does not provide the information required to be provided by such Beneficiary pursuant to this Section 4.11, the board of directors of Bionik US may take any action permitted under the charter or organizational documents of Bionik US or any laws or regulations, or pursuant to the rules or regulations of any Agency, with respect to the Voting Rights relating to the Exchangeable Shares held by such Beneficiary.

Article 5
EXCHANGE AND AUTOMATIC EXCHANGE

5.1	Grant of Exchange Right and Automatic Exchange Right

(a)	Bionik US hereby grants to Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries the right (the “Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event, to require Bionik US to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary and the Automatic Exchange Right, all in accordance with the provisions of this agreement. Bionik US hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Right by Bionik US to the Trustee.

(b)	During the term of the Trust and subject to the terms and conditions of this agreement, the Trustee shall possess and be vested with full legal ownership of the Automatic Exchange Right and the Exchange Right and shall be entitled to exercise all of the rights and powers of an owner with respect to the Automatic Exchange Right and the Exchange Right, provided that the Trustee shall:

(i)	hold the Automatic Exchange Right and the Exchange Right and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this agreement; and

(ii)	except as specifically authorized by this agreement, have no power or authority to exercise or otherwise deal in or with the Automatic Exchange Right or the Exchange Right, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this agreement.

(c)	The obligations of Bionik US to issue Bionik US Shares pursuant to the Automatic Exchange Right or the Exchange Right are subject to all applicable laws and regulatory or stock exchange requirements.

5.2	Legended Share Certificates

The Corporation shall cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:

(a)	their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary; and

(b)	the Automatic Exchange Right.

5.3	General Exercise of Exchange Right

The Exchange Right shall be and remain vested in and exercisable by Trustee. Subject to Section 6.15, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

5.4	Purchase Price

The purchase price payable by Bionik US for each Exchangeable Share to be purchased by Bionik US under the Exchange Right shall be an amount per share equal to (i) the Current Market Price of a Bionik US Share on the day before the exchange, which shall be satisfied in full by Bionik US issuing to the Beneficiary one Bionik US Share, plus (ii) an additional amount equal to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange (“Exchangeable Share Consideration”). In connection with each exercise of the Exchange Right, Bionik US shall provide to the Trustee an Officer’s Certificate setting forth the calculation of the Exchangeable Share Consideration for each Exchangeable Share.

5.5	Exercise Instructions

Subject to the terms and conditions set forth herein, a Beneficiary shall be entitled upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of the Corporation. To cause the exercise of the Exchange Right by the Trustee, the Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in Toronto or at such other place as the Trustee may from time to designate by written notice to the Beneficiaries, the certificates representing the Exchangeable Shares which such Beneficiary desires Bionik US to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as the Trustee, Bionik US and the Corporation may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require Bionik US to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by Bionik US free and clear of all Liens, (iii) the names in which the certificates representing Bionik US Shares issuable in connection with the exercise of the Exchange Right are to be issued, and (iv) the names and addresses of the persons to whom such new certificates should be delivered, and (b) payment (or evidence satisfactory to the Trustee, Bionik US and the Corporation of payment) of the taxes (if any) payable as contemplated by Section 5.7 of this agreement. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by Bionik US under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation. For avoidance of doubt, no Beneficiary shall have any right to have Bionik US purchase less than one whole Exchangeable Share under the Exchange Right.

5.6	Delivery of Bionik US Shares; Effect of Exercise

Promptly after the receipt by the Trustee of the certificates representing the Exchangeable Shares which the Beneficiary desires Bionik US to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any payable as contemplated by Section 5.7 or evidence thereof), duly endorsed for transfer to Bionik US, the Trustee shall notify Bionik US and the Corporation of its receipt of the same, which notice to Bionik US and the Corporation shall constitute exercise of the Exchange Right by the Trustee on behalf of the Beneficiary in respect of such Exchangeable Shares, and Bionik US shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to the Beneficiary in respect of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary) the Exchangeable Share Consideration deliverable in connection with the exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Trustee, the Corporation and Bionik US of the payment of) the taxes (if any) payable as contemplated by Section 5.7 of this agreement. Immediately upon the giving of notice by the Trustee to Bionik US and the Corporation of the exercise of the Exchange Right, as provided in this Section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Beneficiary of such Exchangeable Shares shall be deemed to have transferred to Bionik US all of such Beneficiary’s right, title and interest in and to such Exchangeable Shares and in the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total Exchangeable Share Consideration therefor, unless such Exchangeable Share Consideration is not delivered by Bionik US to the Trustee for delivery to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary) within three business days of the date of the giving of such notice by the Trustee, in which case the rights of the Beneficiary shall remain unaffected until such Exchangeable Share Consideration is delivered by Bionik US and any cheque included therein is paid. Upon delivery of such Exchangeable Share Consideration to the Trustee, the Trustee shall promptly deliver such Exchangeable Share Consideration to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary). Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Bionik US Shares delivered to it pursuant to the Exchange Right.

5.7	Stamp or Other Transfer Taxes

Upon any sale of Exchangeable Shares to Bionik US pursuant to the Exchange Right or the Automatic Exchange Right, the share certificate or certificates representing Bionik US Shares to be delivered in connection with the payment of the purchase price therefor shall be issued in the name of the Beneficiary in respect of the Exchangeable Shares so sold or, if permitted under applicable law, in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold; provided, however, that such Beneficiary (a) shall pay (and none of Bionik US, the Corporation or the Trustee shall be required to pay) any documentary, stamp, transfer of other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary or (b) shall have evidenced to the satisfaction of Bionik US that such taxes, if any, have been paid.

5.8	Notice of Insolvency Event

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, the Corporation and Bionik US shall give written notice thereof to the Trustee. As soon as practicable following the receipt of notice from the Corporation and Bionik US of the occurrence of an Insolvency Event, or upon the Trustee becoming aware of an Insolvency Event, the Trustee shall mail to each Beneficiary, at the expense of Bionik US (such funds to be received in advance), a notice of such Insolvency Event in the form provided by Bionik US, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

5.9	Failure to Retract

Upon the occurrence of an event referred to in paragraph (iv) of the definition of Insolvency Event, the Corporation hereby agrees with the Trustee and in favour of the Beneficiary promptly to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to the Corporation or to the transfer agent of the Exchangeable Shares (including a copy of the retraction request delivered pursuant to Section 6(1) of the Share Provisions) in connection with such proposed redemption of the Retracted Shares.

5.10	Listing of Bionik US Shares

Bionik US shall use its commercially reasonable efforts (which, for greater certainty, shall not require Bionik US to consent to a term or condition of an approval or consent which Bionik US reasonably determines could have a materially adverse effect on Bionik US or its subsidiaries) to cause all Bionik US Shares (or such other shares or securities) to be delivered pursuant to the Automatic Exchange Right or the Exchange Right to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Bionik US Shares have been listed, quoted or posted by Bionik US and remain listed, quoted or posted for trading at such time.

5.11	Bionik US Shares

Bionik US hereby represents, warrants and covenants that the Bionik US Shares issuable as described herein will, assuming the delivery of the Exchangeable Shares by the holders thereof in accordance with the Share Provisions and provisions hereof, be duly authorized and validly issued as fully paid and shall be free and clear of any Lien.

5.12	Automatic Exchange on Liquidation of Bionik US

(a)	Bionik US shall give the Trustee written notice of each of the following events at the time set forth below:

(i)	in the event of any determination by the board of directors of Bionik US to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Bionik US or to effect any other distribution of assets of Bionik US among its shareholders for the purpose of winding up its affairs, at least sixty (60) days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(ii)	as soon as practicable following the earlier of (A) receipt by Bionik US of notice of, and (B) Bionik US otherwise becoming aware of any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Bionik US or to effect any other distribution of assets of Bionik US among its shareholders for the purpose of winding up its affairs, in each case where Bionik US has failed to contest in good faith any such proceeding commenced in respect of Bionik US within thirty (30) days of becoming aware thereof.

(b)	As soon as practicable following receipt by the Trustee from Bionik US of notice of any event (a “Liquidation Event”) contemplated by Subsection 5.12(a)(i) or Subsection 5.12(a)(ii), the Trustee shall give notice thereof to the Beneficiaries. Such notice shall be provided to the Trustee by Bionik US and shall include a brief description of the automatic exchange of Exchangeable Shares for Bionik US Shares provided for in Section 5.12(c).

(c)	In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of Bionik US Shares in the distribution of assets of Bionik US in connection with a Liquidation Event, immediately prior to the effective date (the “Liquidation Event Effective Date”) of a Liquidation Event, all of the then outstanding Exchangeable Shares shall be automatically exchanged for Bionik US Shares. To effect such automatic exchange, Bionik US shall purchase each Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Date and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by it at such time, free and clear of any Lien for a purchase price per share equal to (i) the Current Market Price of a Bionik US Share on the day prior to the Liquidation Event Effective Date, which shall be satisfied in full by Bionik US issuing to the Beneficiary one Bionik US Share, plus (ii) an additional amount equal to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange. Bionik US shall provide the Trustee with an Officer’s Certificate in connection with each automatic exchange setting forth the calculation of the purchase price for each Exchangeable Share. Upon payment by Bionik US of such purchase price, the relevant Beneficiary shall cease to have any right to be paid by the Corporation any amount in respect of declared and unpaid dividends on each Exchangeable Share.

(d)	The closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for Bionik US Shares shall be deemed to have occurred immediately prior to the Liquidation Event Effective Date, and each Beneficiary shall be deemed to have transferred to Bionik US all of the Beneficiary’s right, title and interest in and to such Beneficiary’s Exchangeable Shares free and clear of any Lien and the related interest in the Trust Estate and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and Bionik US shall issue to the Beneficiary the Bionik US Shares issuable upon the automatic exchange of Exchangeable Shares for Bionik US Shares and on the applicable payment date shall deliver to the Trustee for delivery to the Beneficiary a cheque for the balance, if any, of the purchase price for such Exchangeable Shares, without interest, in each case less any amounts withheld pursuant to Section 5.13. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall become the holder of the Bionik US Shares issued pursuant to the automatic exchange of such Beneficiary’s Exchangeable Shares for Bionik US Shares and the certificates held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with Bionik US pursuant to such automatic exchange shall thereafter be deemed to represent Bionik US Shares issued to the Beneficiary by Bionik US pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent Bionik US Shares, duly endorsed in blank and accompanied by such instruments of transfer as Bionik US may reasonably require, Bionik US shall deliver or cause to be delivered to the Beneficiary certificates representing the Bionik US Shares of which the Beneficiary is the holder.

5.13	Withholding Rights

Bionik US and the Corporation shall be entitled to deduct and withhold from any dividend, distribution, price or other consideration otherwise payable under this agreement to any holder of Exchangeable Shares or Bionik US Shares such amounts as Bionik US or the Corporation is required to deduct and withhold with respect to such payment under the ITA or United States tax laws or any provision of provincial, state, local or foreign tax law, in each case as amended or succeeded. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing Agency. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Bionik US and the Corporation are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Bionik US or the Corporation as the case may be, to enable it to comply with such deduction or withholding requirement and Bionik US or the Corporation shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

Article 6
CONCERNING THE TRUSTEE

6.1	Powers and Duties of the Trustee

(a)	The rights, powers, duties and authorities of the Trustee under this agreement, in its capacity as Trustee of the Trust, shall include:

(i)	receipt and deposit of the Bionik US Special Voting Share from Bionik US as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this agreement;

(ii)	granting proxies and distributing materials to Beneficiaries as provided in this agreement;

(iii)	voting the Beneficiary Votes in accordance with the provisions of this agreement;

(iv)	receiving the grant of the Automatic Exchange Right and the Exchange Right from Bionik US as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this agreement;

(v)	enforcing the benefit of the Automatic Exchange Right and the Exchange Right, in each case in accordance with the provisions of this agreement, and in connection therewith receiving from Beneficiaries Exchangeable Shares and other requisite documents and distributing to such Beneficiaries Bionik US Shares and cheques, if any, to which such Beneficiaries are entitled pursuant to the Automatic Exchange Right or the Exchange Right, as the case may be;

(vi)	holding title to the Trust Estate;

(vii)	investing any moneys forming, from time to time, a part of the Trust Estate as provided in this agreement;

(viii)	taking action at the direction of a Beneficiary or Beneficiaries to enforce the obligations of Bionik US and the Corporation under this agreement; and

(ix)	taking such other actions and doing such other things as are specifically provided in this agreement to be carried out by the Trustee whether alone, jointly or in the alternative.

(b)	In the exercise of such rights, powers, duties and authorities the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this agreement as the Trustee, acting in good faith on the direction of the Beneficiaries may be required to exercise in order to effect the purpose of the Trust. The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

(c)	The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

6.2	No Conflict of Interest

The Trustee represents to Bionik US and the Corporation that to the best of its knowledge at the date of execution and delivery of this agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within ninety (90) days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 9. If, notwithstanding the foregoing provisions of this Section 6.2, the Trustee has such a material conflict of interest, the validity and enforceability of this agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 6.2, any interested party may apply to the Superior Court of Justice (Ontario) for an order that the Trustee be replaced as Trustee hereunder.

6.3	Dealings with Transfer Agents, Registrars, etc.

(a)	Each of Bionik US and the Corporation irrevocably authorizes the Trustee, from time to time, to:

(i)	consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and Bionik US Shares; and

(ii)	requisition, from time to time, (A) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this agreement and (B) from the transfer agent of Bionik US Shares, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Automatic Exchange Right and pursuant to the Exchange Right.

(b)	Bionik US and the Corporation shall irrevocably authorize their respective registrars and transfer agents to comply with all such requests. Bionik US covenants that it shall supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Automatic Exchange Right and the Exchange Right, in each case pursuant to Article 5.

6.4	Books and Records

The Trustee shall keep available for inspection by Bionik US and the Corporation at the Trustee’s principal office in Toronto correct and complete books and records of account relating to the Trust created by this agreement, including all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Automatic Exchange Right and the Exchange Right. On or before January 15, 2015, and on or before January 15th in every year thereafter, so long as the Bionik US Special Voting Share is registered in the name of the Trustee, the Trustee shall transmit to Bionik US and the Corporation a brief report, dated as of the preceding December 31st, with respect to:

(a)	the property and funds comprising the Trust Estate as of that date;

(b)	the number of exercises of the Automatic Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the issuance by Bionik US of Bionik US Shares in connection with the Automatic Exchange Right, during the calendar year ended on such December 31st; and

(c)	any action taken by the Trustee in the performance of its duties under this agreement which it had not previously reported.

6.5	Income Tax Returns and Reports

The Trustee shall, to the extent necessary, cause to be prepared and filed, on behalf of the Trust appropriate Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any other Agency, including any securities exchange or other trading system through which the Exchangeable Shares are traded. In connection therewith, the Trustee may obtain the advice and assistance of such experts or advisors as the Trustee considers necessary or advisable (who may be experts or advisors to Bionik US or the Corporation). If requested by the Trustee, Bionik US or the Corporation shall retain qualified experts or advisors for the purpose of providing such tax advice or assistance.

6.6	Indemnification Prior to Certain Actions by Trustee

(a)	The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such funding, security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Bionik US Special Voting Share pursuant to Article 4, subject to Section 6.15, and with respect to the Automatic Exchange Right and the Exchange Right pursuant to Article 5.

(b)	None of the provisions contained in this agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security and indemnified as aforesaid.

6.7	Action of Beneficiaries

No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity referred to in Section 6.6 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Automatic Exchange Right or the Exchange Right except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

6.8	Reliance Upon Declarations

The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions or reports furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions or reports comply with the provisions of Section 6.9, if applicable, and with any other applicable provisions of this agreement.

6.9	Evidence and Authority to Trustee

(a)	Bionik US and/or the Corporation shall furnish to the Trustee evidence of compliance with the conditions provided for in this agreement relating to any action or step required or permitted to be taken by Bionik US and/or the Corporation or the Trustee under this agreement or as a result of any obligation imposed under this agreement, including in respect of the Voting Rights or the Automatic Exchange Right or the Exchange Right and the taking of any other action to be taken by the Trustee at the request of or on the application of Bionik US and/or the Corporation promptly if and when:

(i)	such evidence is required by any other section of this agreement to be furnished to the Trustee in accordance with the terms of this Section 6.9; or

(ii)	the Trustee, in the exercise of its rights, powers, duties and authorities under this agreement, gives Bionik US and/or the Corporation written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

(b)	Such evidence shall consist of an Officer’s Certificate of Bionik US and/or the Corporation or a statutory declaration or a certificate made by persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this agreement.

(c)	Whenever such evidence relates to a matter other than the Voting Rights or the Automatic Exchange Right or the Exchange Right or the taking of any other action to be taken by the Trustee at the request or on the application of Bionik US and/or the Corporation, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of Bionik US and/or the Corporation it shall be in the form of an Officer’s Certificate or a statutory declaration.

(d)	Each statutory declaration, Officer’s Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this agreement shall include a statement by the person giving the evidence:

(i)	declaring that he has read and understands the provisions of this agreement relating to the condition in question;

(ii)	describing the nature and scope of the examination or investigation upon which he based the statutory declaration, certificate, statement or opinion; and

(iii)	declaring that he has made such examination or investigation as he believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.

6.10	Experts, Advisers and Agents

The Trustee may:

(a)	in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer or other expert, whether retained by the Trustee or by Bionik US and/or the Corporation or otherwise, and may pay proper and reasonable compensation for all such legal and other advice as aforesaid;

(b)	employ such agents as it may reasonably require for the proper determination and discharge of its powers and duties hereunder; and

(c)	pay all reasonable disbursements, costs and expenses incurred by it in the discharge of its duties hereunder and in the management of the Trust.

6.11	Investment of Moneys Held by Trustee

Unless otherwise provided in this agreement, in the event that this section becomes applicable, any moneys held by or on behalf of the Trustee which under the terms of this agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee shall, upon the receipt by the Trustee of the written direction of the Corporation, be invested or reinvested in the name or under the control of the Trustee in securities in which, under the laws of the Province of Ontario, trustees are authorized to invest trust moneys, provided that such securities are stated to mature within two years after their purchase by the Trustee, or in Authorized Investments. Any direction of the Corporation to the Trustee as to investment or reinvestment of funds shall be in writing and shall be provided to the Trustee no later than 9:00 a.m. (local time) or if received on a non-business day, shall be deemed to have been given prior to 9:00 a.m. (local time) on the immediately following business day. If no such direction is received, the Trustee shall not have any obligation to invest the monies and pending receipt of such a direction all interest or other income and such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of the Corporation, in the deposit department of the Trustee or any other specified loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits. The Trustee shall not be held liable for any losses incurred in the investment of any funds as herein provided.

6.12	Trustee Not Required to Give Security

The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this agreement or otherwise in respect of the premises.

6.13	Trustee Not Bound to Act on Request

Except as in this agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Bionik US and/or the Corporation or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

6.14	Authority to Carry on Business

The Trustee represents to Bionik US and the Corporation that at the date of execution and delivery by it of this agreement it is authorized to carry on the business of a trust company in each of the provinces of Canada but if, notwithstanding the provisions of this Section 6.14, it ceases to be so authorized to carry on business, the validity and enforceability of this agreement and the Voting Rights, the Automatic Exchange Right and the Exchange Right shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within ninety (90) days after ceasing to be authorized to carry on the business of a trust company in any province of Canada, either become so authorized or resign in the manner and with the effect specified in Article 9.

6.15	Force Majeure

No party shall be liable to the other or held in breach of this agreement, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section.

6.16	Conflicting Claims

(a)	If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, in its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Automatic Exchange Right or Exchange Right subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(i)	the rights of all adverse claimants with respect to the Voting Rights, Automatic Exchange Right or Exchange Right subject to such conflicting claims or demands have been adjudicated by a final judgement of a court of competent jurisdiction; or

(ii)	all differences with respect to the Voting Rights, Automatic Exchange Right or Exchange Right subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

(b)	If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

6.17	Acceptance of Trust

The Trustee hereby accepts the Trust created and provided for, by and in this agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

6.18	Third Party Interests

Each party to this agreement hereby represents to the Trustee that any account to be opened by, or interest to be held by the Trustee in connection with this agreement, for or to the credit of such party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Trustee’s prescribed form as to the particulars of such third party.

6.19	Privacy

The parties acknowledge that Canadian federal and/or provincial legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”) applies to obligations and activities under this agreement. Despite any other provision of this agreement, no party shall take or direct any action that would contravene, or cause the others to contravene, applicable Privacy Laws. The parties shall, prior to transferring or causing to be transferred personal information to the Trustee, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. Specifically, the Trustee agrees: (a) to have a designated chief privacy officer; (b) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (c) to use personal information solely for the purposes of providing its services under or ancillary to this agreement and not to use it for any purpose except with the consent of or direction from the other parties or the individual involved; (d) not to sell or otherwise improperly disclose personal information to any third party; and (e) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

Article 7
COMPENSATION

7.1	Fees and Expenses of the Trustee

Bionik US agrees to pay the Trustee reasonable compensation for all of the services rendered by it under this agreement as per the fee schedule attached hereto as Schedule A and shall reimburse the Trustee for all reasonable expenses (including, but not limited to, taxes other than taxes based on the net income or capital of the Trustee, fees paid to legal counsel and other experts and advisors and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental Agency, reasonably incurred by the Trustee in connection with its duties under this agreement; provided that the Corporation shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation or any such proceedings in which the Trustee is determined to have acted in bad faith or with fraud, gross negligence or wilful misconduct. Any amount owing or unpaid after 30 days from the invoice date shall bear interest at a reasonable rate per annum, from the expiration of such 30 day period, equal to the then current rate charged by the Trustee and shall be payable on demand. The obligation of Bionik US under this Section 7.1 shall survive the resignation or removal of the Trustee and the termination of this Voting and Exchange Trust Agreement.

Article 8
INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1	Indemnification of the Trustee

(a)	Bionik US and the Corporation jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this agreement (collectively, the “Indemnified Parties”) against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee’s legal counsel) which, without fraud, gross negligence, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee’s acceptance or administration of the Trust, its compliance with its duties set forth in this agreement, or any written or oral instruction delivered to the Trustee by Bionik US or the Corporation pursuant hereto.

(b)	In no case shall Bionik US or the Corporation be liable under this indemnity for any claim against any of the Indemnified Parties unless Bionik US and the Corporation shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii) below, Bionik US and the Corporation shall be entitled to participate at their own expense in the defence and, if Bionik US and the Corporation so elect at any time after receipt of such notice, either of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by Bionik US or the Corporation; or (ii) the named parties to any such suit include both the Trustee and Bionik US or the Corporation and the Trustee shall have been advised by counsel acceptable to Bionik US or the Corporation that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to Bionik US or the Corporation and that, in the judgement of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Bionik US and the Corporation shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the termination of the Trust and the resignation or removal of the Trustee.

8.2	Limitation of Liability

The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this agreement, except to the extent that such loss is attributable to the fraud, gross negligence, wilful misconduct or bad faith on the part of the Trustee.

Article 9
CHANGE OF TRUSTEE

9.1	Resignation

The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Bionik US and the Corporation specifying the date on which it desires to resign, provided that such notice shall not be given less than thirty (30) days before such desired resignation date unless Bionik US and the Corporation otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, Bionik US and the Corporation shall promptly appoint a successor trustee, which shall be a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all provinces of Canada, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this agreement. If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, Bionik US and the Corporation shall be jointly and severally liable to reimburse the retiring trustee for its legal costs and expenses in connection with same.

9.2	Removal

The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than thirty (30) days’ prior notice by written instrument executed by Bionik US and the Corporation, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

9.3	Successor Trustee

Any successor trustee appointed as provided under this agreement shall execute, acknowledge and deliver to Bionik US and the Corporation and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this agreement, with the like effect as if originally named as trustee in this agreement. However, on the written request of Bionik US and the Corporation or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due to it pursuant to the provisions of this agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, Bionik US, the Corporation and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

9.4	Notice of Successor Trustee

Upon acceptance of appointment by a successor trustee as provided herein, Bionik US and the Corporation shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If Bionik US or the Corporation shall fail to cause such notice to be mailed within ten (10) days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Bionik US and the Corporation.

Article 10
DRYWAVE SUCCESSORS

10.1	Certain Requirements in Respect of Combination, etc.

So long as any Exchangeable Shares not owned by Bionik US or its subsidiaries are outstanding, Bionik US shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, amalgamation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom, provided that it may do so if:

(a)	such other person or continuing corporation (the “Bionik US Successor”), by operation of law, becomes, without more, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the Bionik US Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Bionik US Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Bionik US under this agreement: and

(b)	such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries hereunder.

10.2	Vesting of Powers in Successor

Whenever the conditions of Section 10.1 have been duly observed and performed, the Trustee, Bionik US Successor and the Corporation shall, if required by Section 10.1, execute and deliver the supplemental trust agreement provided for in Article 11 and thereupon Bionik US Successor and such other person that may then be the issuer of the Bionik US Shares shall possess and from time to time may exercise each and every right and power of Bionik US under this agreement in the name of Bionik US or otherwise and any act or proceeding by any provision of this agreement required to be done or performed by the board of directors of Bionik US or any officers of Bionik US may be done and performed with like force and effect by the directors or officers of such Bionik US Successor.

10.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing (i) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Bionik US with or into Bionik US, (ii) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of Bionik US (other than the Corporation or Acquireco), provided that all of the assets of such subsidiary are transferred to Bionik US or another wholly-owned direct or indirect subsidiary of Bionik US, or (iii) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of Bionik US (other than the Corporation or Acquireco) among the shareholders of such subsidiary for the purpose of winding up its affairs, and any such transactions are expressly permitted by this Article 10.

10.4	Successor Transactions

Notwithstanding the foregoing provisions of this Article 10, in the event of a Bionik US Control Transaction:

(a)	in which Bionik US merges or amalgamates with, or in which all or substantially all of the then outstanding Bionik US Shares are acquired by, one or more other corporations to which Bionik US is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the ITA (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)	in which all or substantially all of the then outstanding Bionik US Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such Bionik US Control Transaction, owns or controls, directly or indirectly, Bionik US, then, (i) all references herein to “Bionik US” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “Bionik US Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Share Provisions or exchange of such shares pursuant to this agreement immediately subsequent to the Bionik US Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Share Provisions, or exchange of such shares pursuant to this agreement had occurred immediately prior to the Bionik US Control Transaction and the Bionik US Control Transaction was completed) without any need to amend the terms and conditions of this agreement and without any further action required; and (ii) Bionik US shall cause the Other Corporation to deposit one or more voting securities of such Other Corporation to allow Beneficiaries to exercise voting rights in respect of the Other Corporation substantially similar to those provided for in this agreement.

Article 11
AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

11.1	Amendments, Modifications, etc.

Subject to Section 11.2, Section 11.4 and Section 13.1, this agreement may not be amended or modified except by an agreement in writing executed by Bionik US, the Corporation and the Trustee and approved by the Beneficiaries in accordance with Section 12(2) of the Share Provisions.

11.2	Ministerial Amendments

Notwithstanding the provisions of Section 11.1, the parties to this agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this agreement for the purposes of:

(a)	adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that the board of directors of each of the Corporation and Bionik US shall be of the good faith opinion and the Trustee, acting on the advice of counsel, shall be advised that such additions will not be prejudicial to the rights or interests of the Beneficiaries;

(b)	making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of Bionik US and the Corporation and in the opinion of counsel to the Trustee, having in mind the best interests of the Beneficiaries, it may be expedient to make, provided that such boards of directors and the Trustee, acting on the advice of counsel, shall be advised that such amendments and modifications will not be prejudicial to the interests of the Beneficiaries; or

(c)	making such changes or corrections which, on the advice of counsel to Bionik US, the Corporation and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error.

11.3	Meeting to Consider Amendments

The Corporation, at the request of Bionik US, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of the Corporation, the Share Provisions and all applicable laws.

11.4	Changes in Capital of Bionik US and the Corporation

At all times after the occurrence of any event contemplated pursuant to Section 2.7 or 2.8 of the Support Agreement or otherwise, as a result of which either Bionik US Shares or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Bionik US Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

11.5	Execution of Supplemental Trust Agreements

From time to time the Corporation (when authorized by a resolution of its Board of Directors), Bionik US (when authorized by a resolution of its board of directors) and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)	evidencing the succession of Bionik US Successors and the covenants of and obligations assumed by each such Bionik US Successor in accordance with the provisions of Article 10 and the successors of the Trustee or any successor trustee in accordance with the provisions of Article 9;

(b)	making any additions to, deletions from or alterations of the provisions of this agreement or the Voting Rights, the Automatic Exchange Right or the Exchange Right which, in the opinion of counsel to the Trustee, will not be prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Bionik US, the Corporation, the Trustee or this agreement; and

(c)	for any other purposes not inconsistent with the provisions of this agreement, including to make or evidence any amendment or modification to this agreement as contemplated hereby; provided that, in the opinion of counsel to the Trustee, the rights of the Trustee and Beneficiaries will not be prejudiced thereby.

Article 12
TERMINATION

12.1	Term

The Trust created by this agreement shall continue until the earliest to occur of the following events:

(a)	no outstanding Exchangeable Shares are held by a Beneficiary; and

(b)	each of Bionik US and the Corporation elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with Section 12(2) of the Share Provisions.

12.2	Survival of Agreement

This agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Article 7 and Article 8 shall survive any such termination of this agreement.

Article 13
GENERAL

13.1	Severability

If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

13.2	Enurement

This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns and, subject to the terms hereof, to the benefit of the Beneficiaries. No party may assign this agreement without the consent of the other parties and the approval by the holders of Exchangeable Shares at a meeting of holders of Exchangeable Shares called and held in accordance with the bylaws of the Corporation, the Share Provisions and all applicable laws.

13.3	Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this agreement shall be sufficiently given if delivered in person or if sent by email or facsimile transmission (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:

(i)	In the case of Bionik US or the Corporation to the following address:

Bionik Laboratories Inc.

483 Bay Street

Office N105

M5G 2C9

Attn:                  Peter Bloch

Email:                 pb@bioniklabs.com

With a copy to (which shall not constitute notice):

Fasken Martineau DuMoulin LLP
333 Bay Street, Suite 2400
Bay Adelaide Centre, Box 20
Toronto, Ontario, Canada M5H 2T6

Attn:                  Scott Conover

Facsimile:          416 364 7813

Email:                 sconover@fasken.com

- and -

Ruskin Moscou Faltischek P.C.

East Tower, 15th Floor
RXR Plaza
Uniondale, New York 11556

Attn:                  Stephen E. Fox, Esq.
Facsimile:           516 663 6780
Email:                  sfox@rmfpc.com

(ii)	In the case of Trustee to:

Computershare Trust Company of Canada

Attn:                   Manager, Corporate Trust

Facsimile:           416 981-9777

Email:                  corporatetrust.toronto@computershare.com

or at such other address as the party to which such notice or other communication is to be given has last notified the party given the same in the manner provided in this section, and if not given the same shall be deemed to have been received on the date of such delivery or sending.

13.4	Notice to Beneficiaries

Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of Exchangeable Shares in any manner permitted by the by-laws of the Corporation from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which by-laws shall apply mutatis mutandis to notices or documents as aforesaid sent to such Beneficiaries.

13.5	Counterparts

This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13.6	Jurisdiction

This agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

13.7	Specific Performance

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by Bionik US or the Corporation of any of their covenants or obligations set forth in this agreement (the “Breaching Party”), the Trustee shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this agreement by the Breaching Party, and to specifically enforce the terms and provisions of this agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this agreement. Each of Bionik US and the Corporation hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this agreement by them, and to specifically enforce the terms and provisions of this agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of a Breaching Party under this agreement. The parties hereto further agree that by seeking the remedies provided for in this Section 13.7, the Trustee shall not in any respect waive its right to seek any other form of relief that may be available to it under this agreement

13.8	Attornment

Each of the Trustee, Bionik US and the Corporation agrees that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably attorns and submits to the exclusive jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgement of the said courts and not to seek, and hereby waives, any review of the merits of any such judgement by the courts of any other jurisdiction, and Bionik US hereby appoints the Corporation at its registered office in the Province of Ontario as attorney for service of process.

[Signature page to follow.]

IN WITNESS WHEREOF the parties hereto have caused this agreement to be duly executed as of the date first above written.

BIONIK LABORATORIES CORP.

By:	/s/ Austin Kibler
Name: Austin Kibler
Title: Chief Executive Officer

BIONIK LABORATORIES INC.

By:	/s/ Peter Bloch
Name: Peter Bloch
Title: CEO

COMPUTERSHARE TRUST COMPANY OF CANADA

By:	/s/ Lisa M. Kudo
Name: Lisa M. Kudo
Title: Corporate Trust Associate

By:	/s/ Daniel Marz
Name: Daniel Marz
Title: Corporate Trust Associate

SCHEDULE A
TRUSTee FEES